Exhibit 5.1

June 14, 2013

CopyTele Inc. 900 Walt Whitman Road 2nd Floor Melville, NY 11747

Dear Sir or Madam:

We have acted as counsel to CopyTele, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 (SEC Registration No. 333-188096, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), regarding the resale of up to 57,400,130 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Common Stock consists of (a) 9,380,000 shares of Common Stock issued by the Company in its February 2011 private placement (the “February 2011 Shares”) or issuable upon exercise of common stock purchase warrants issued in such private placement (the “February 2011 Warrants”), (b) 8,252,895 shares of Common Stock issued upon conversion of $750,000 principal amount of 8% convertible debentures issued by the Company in its September 2012 private placement plus accrued interest thereon (the “September 2012 Shares”), (c) 19,267,235 shares of Common Stock issuable upon conversion of $1,765,000 principal amount of 8% convertible debentures plus accrued interest thereon (the “Convertible Debentures”; the shares issuable upon conversion of the Convertible Debentures, the “Conversion Shares”) and issuable upon exercise of common stock purchase warrants issued by the Company in its January 2013 private placement (the “January 2013 Warrants”), (d) 500,000 shares of Common Stock issuable upon exercise of common stock purchase warrants issued to ZQX Advisors LLC (the “ZQX Warrants” and together with the February 2011 Warrants and the January 2013 Warrants, the “Warrants,” each subject to their respective warrant agreement (the “Warrant Agreements”), the shares issuable upon exercise of the Warrants, the “Warrant Shares”), and (e) 6,000,000 shares of Common Stock issued (the “Aspire Shares” and together with the February 2011 Shares and the September 2012 Shares, the “Shares”) and 14,000,000 shares of Common Stock that are issuable pursuant to a common stock purchase agreement between the Company and Aspire Capital Fund, LLC, dated April 23, 2013 (the “Stock Purchase Shares”), as described in the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid and non-assessable; that the Conversion Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Convertible Debentures, will be legally issued, fully paid and non-assessable; that the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the respective Warrant Agreements, will be legally issued, fully paid and non-assessable; and that the Stock Purchase Shares have been duly authorized and, upon issuance and delivery in accordance with the terms of the Aspire Stock Purchase Agreement, will be legally issued, fully paid and non-assessable;

We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and all amendments thereto, and the references therein to Duane Morris LLP and its opinions.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Duane Morris LLP